Exhibit 99.1

FOR IMMEDIATE RELEASE

DICK'S Sporting Goods Reports Fourth Quarter and Full Year 2017 Results

•	Company delivers fourth quarter 2017 earnings per diluted share of $1.11 and non-GAAP earnings per diluted share of $1.22

•	Company delivers full year 2017 earnings per diluted share and non-GAAP earnings per diluted share of $3.01

•	Consolidated same store sales for the full year decreased 0.3% on a 52-week to 52-week comparative basis

PITTSBURGH, March 13, 2018 - DICK'S Sporting Goods, Inc. (NYSE: DKS), the largest U.S. based full-line omni-channel sporting goods retailer, today reported sales and earnings results for the fourth quarter and full year ended February 3, 2018.

Fourth Quarter Results (14 weeks compared to 13 weeks last year)

The Company reported consolidated net income for the fourth quarter ended February 3, 2018 of $116.0 million, or $1.11 per diluted share, which includes approximately $0.09 per diluted share for the 14th week. This compares to the Company's expectations provided on November 14, 2017 of $1.05 to 1.17 per diluted share. The Company reported consolidated net income for the fourth quarter ended January 28, 2017 of $90.2 million, or $0.81 per diluted share.

On a non-GAAP basis, the Company reported consolidated net income for the fourth quarter ended February 3, 2018 of $127.3 million, or $1.22 per diluted share, compared to the Company's expectations provided on November 14, 2017 of $1.12 to 1.24 per diluted share. Fourth quarter 2017 non-GAAP results exclude transition costs related to ScoreCard loyalty program enhancements and a litigation contingency. For the fourth quarter ended January 28, 2017, the Company reported consolidated non-GAAP net income of $147.8 million, or $1.32 per diluted share, which excludes charges to write-down the value of the Company's inventory in connection with the Company's implementation of a new merchandising strategy, asset impairments and store closing charges, as well as costs to convert former Sports Authority ("TSA") and Golfsmith stores. GAAP to non-GAAP reconciliations are included in a table later in the release under the heading "GAAP to Non-GAAP Reconciliations."

Net sales for the 14-week fourth quarter of 2017 increased 7.3% to approximately $2.66 billion. Consolidated same store sales decreased 2.0% on a 13-week to 13-week comparative basis compared to the Company's guidance of a low single-digit decrease. Fourth quarter 2016 consolidated same store sales increased 5.0%.

“Amidst a competitive environment, we are very pleased to deliver fourth quarter results in line with our expectations, driving growth across key businesses. As expected, margins remained under pressure, however the decline was less than we anticipated," said Edward W. Stack, Chairman and Chief Executive Officer. “During 2017, we made significant progress on key priorities as we grew both our online and private brand businesses to over one billion dollars in sales.”

Mr. Stack continued, “In 2018, we expect stronger product innovation from select key partners and the continued expansion of our private brands to result in less margin pressure than previously expected. We see meaningful opportunity to drive improvements across our business and will make significant investments that will continue to position DICK'S Sporting Goods as the leader in our industry.”

“Looking ahead, we see considerable opportunity to deliver a stronger performance as we make improvements to our business,” added Lauren R. Hobart, President of DICK’S Sporting Goods. “Across the organization, we are focused on executional excellence and enhancing our omni-channel capabilities as we continue to transform to meet our customer's ever-changing needs. Our priorities include elevating the customer experience across our stores and our website, and leveraging the strength of our brand to deepen customer engagement and drive omni-channel traffic.”

Omni-channel Development

eCommerce sales for the fourth quarter of 2017 increased approximately 9% on a 13-week to 13-week comparative basis, as the Company successfully completed its first holiday season on its new web platform. eCommerce penetration for the fourth quarter of 2017 was 19.0% of total net sales, compared to 17.9% during the fourth quarter of 2016.

In the fourth quarter, the Company relocated one DICK'S Sporting Goods store and closed three DICK'S Sporting Goods stores and four Golf Galaxy stores. As of February 3, 2018, the Company operated 716 DICK'S Sporting Goods stores in 47 states, with approximately 38.0 million square feet, 94 Golf Galaxy stores in 32 states, with approximately 2.0 million square feet and 35 Field & Stream stores in 16 states, with approximately 1.7 million square feet.

Store count, square footage and new stores are listed in a table later in the release under the heading "Store Count and Square Footage."

Balance Sheet

The Company ended the fourth quarter of 2017 with approximately $101 million in cash and cash equivalents and no outstanding borrowings under its revolving credit facility. Over the course of the last 12 months, the Company continued to invest in omni-channel growth, while returning over $357 million to shareholders through share repurchases and quarterly dividends.

Full Year Results (53 weeks compared to 52 weeks last year)

The Company reported consolidated net income for the 53 weeks ended February 3, 2018 of $323.4 million, or $3.01 per diluted share, including approximately $0.09 per diluted share for the 53rd week. For the 52 weeks ended January 28, 2017, the Company reported consolidated net income of $287.4 million, or $2.56 per diluted share.

On a non-GAAP basis, the Company reported consolidated net income for the 53 weeks ended February 3, 2018 of $324.3 million, or $3.01 per diluted share. For the 52 weeks ended January 28, 2017, the Company reported consolidated non-GAAP net income of $349.7 million, or $3.12 per diluted share. GAAP to non-GAAP reconciliations are included in a table later in the release under the heading "GAAP to Non-GAAP Reconciliations."

Net sales for the 53 weeks ended February 3, 2018 increased 8.4% from last year's 52-week period to $8.59 billion primarily due to the growth of the Company's store network, as well as the inclusion of the 53rd week of sales during fiscal 2017. Consolidated same store sales decreased 0.3% on a 52-week to 52-week comparative basis.

Capital Allocation

On February 12, 2018, the Company's Board of Directors authorized and declared a quarterly dividend in the amount of $0.225 per share on the Company's Common Stock and Class B Common Stock. The dividend is payable in cash on March 30, 2018 to stockholders of record at the close of business on March 9, 2018. This dividend represents an increase of approximately 32 percent over the Company’s previous quarterly per share amount and is equivalent to an annualized rate of $0.90 per share.

During the fourth quarter of 2017, the Company repurchased approximately 1.3 million shares of its common stock at an average cost of $31.70 per share, for a total cost of $42.5 million. In total for 2017, the Company repurchased approximately 8.1 million shares of its common stock at an average cost of $35.04 per share, for a total cost of $284.6 million, and has approximately $0.8 billion remaining under its authorization that extends through 2021.

The Tax Cuts and Jobs Act

On December 22, 2017, the U.S. Government enacted the Tax Cuts and Jobs Act (the “Tax Act”). Among other things, the Tax Act reduces the corporate income tax rate from 35% to 21%, provides for a deemed repatriation of undistributed foreign earnings by U.S. taxpayers at reduced tax rates, makes other fundamental changes to how future foreign earnings will be taxed by the U.S., and otherwise modifies corporate tax rules in significant ways. In accordance with U.S. GAAP, the Company applied a blended federal income tax rate to fiscal 2017 results based upon a pro-rated percentage of the number of days before and after January 1, 2018. The Company's effective tax rate was 35.5% for fiscal 2017 as compared to 37.3% for fiscal 2016. In fiscal 2018, the Company expects its effective tax rate to be approximately 26%.

During the fourth quarter of 2017, the Company recorded a charge of $6.0 million for federal and state income taxes related to the deemed repatriation of accumulated but undistributed earnings of foreign operations, partially offset by an income tax benefit of approximately $5.3 million in connection with the estimated revaluation of deferred income tax assets and liabilities to reflect the effect of enacted changes in tax rates. In accordance with recent SEC guidance, these are provisional amounts that are subject to change as forecasted estimates become finalized and further regulatory guidance is released.

Current 2018 Outlook

The Company's current outlook for 2018 is based on current expectations and includes "forward-looking statements" within the meaning of Private Securities Litigation Reform Act of 1995, as described later in this release. Although the Company believes that the expectations and other comments reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations or comments will prove to be correct.

Beginning in 2018, to more closely align with industry practices, the Company will no longer provide a quarterly outlook. The Company will continue to provide an annual outlook, which it will update on a quarterly basis, as appropriate.

❖	Full Year 2018 - (52 Week Year) Comparisons to Full Year 2017 - (53 Week Year)

•
Based on an estimated 103 million diluted shares outstanding, the Company currently anticipates reporting earnings per diluted share of approximately $2.80 to 3.00. The Company's earnings per diluted share guidance includes the expectation of share repurchases to fully offset dilution in 2018. The Company reported earnings per diluted share of $3.01 for the 53 weeks ended February 3, 2018, including $0.09 for the 53rd week. On a non-GAAP basis, the Company reported earnings per diluted share of $3.01 for the 53 weeks ended February 3, 2018.

•	As a result of the Tax Act, the Company's earnings per diluted share guidance assumes an effective tax rate of approximately 26%.

•
Consolidated same store sales are currently expected to be in the range of approximately flat to a low single-digit decline on a 52-week to 52-week comparative basis, compared to a 0.3% decrease in 2017.

•
The Company expects to open approximately 19 new DICK'S Sporting Goods stores and relocate approximately four DICK'S Sporting Goods stores in 2018. Eight of the new stores are expected to open during the first quarter. The Company does not expect to open any new Field & Stream or Golf Galaxy stores in 2018.

❖	Capital Expenditures

•
In 2018, the Company anticipates capital expenditures to be approximately $250 million on a net basis and approximately $280 million on a gross basis. In 2017, capital expenditures were $373 million on a net basis and $474 million on a gross basis.

Conference Call Info

The Company will host a conference call today at 10:00 a.m. Eastern Time to discuss the fourth quarter and full year results. Investors will have the opportunity to listen to the earnings conference call over the internet through the Company's website located at investors.DICKS.com. To listen to the live call, please go to the website at least fifteen minutes early to register and download and install any necessary audio software.

In addition to the webcast, the call can be accessed by dialing (877) 443-5743 (domestic callers) or (412) 902-6617 (international callers) and requesting the "DICK'S Sporting Goods Earnings Call."

For those who cannot listen to the live webcast, it will be archived on the Company's website for approximately 30 days. In addition, a dial-in replay of the call will be available. To listen to the replay, investors should dial (877) 344-7529 (domestic callers) or (412) 317-0088 (international callers) and enter confirmation code 10116910. The dial-in replay will be available for approximately 30 days following the live call.

Non-GAAP Financial Measures

In addition to reporting the Company's financial results in accordance with generally accepted accounting principles ("GAAP"), the Company reports certain financial results that differ from what is reported under GAAP. These non-GAAP financial measures include consolidated non-GAAP net income, non-GAAP earnings per diluted share, EBITDA, adjusted EBITDA and fiscal 2017 net sales adjusted for the 53rd week which management believes provides investors with useful supplemental information to evaluate the Company’s ongoing operations and to compare with past and future periods. Management also uses certain non-GAAP measures internally for forecasting, budgeting, and measuring its operating performance. These measures should be viewed as supplementing, and not as an alternative or substitute for, the Company's financial results prepared in accordance with GAAP. The methods used by the Company to calculate its non-GAAP financial measures may differ significantly from methods used by other companies to compute similar measures. As a result, any non-GAAP financial measures presented herein may not be comparable to similar measures provided by other companies. A reconciliation of the Company's non-GAAP measures to the most directly comparable GAAP financial measures are provided below and on the Company's website at investors.DICKS.com.

Forward-Looking Statements Involving Known and Unknown Risks and Uncertainties

This release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties and change based on various important factors, many of which may be beyond our control. Our future performance and actual results may differ materially from those expressed or implied in such forward-looking statements. Forward-looking statements should not be relied upon by investors as a prediction of actual results. Forward-looking statements include statements regarding, among other things, the Company's future performance, including 2018 outlook for earnings and sales; our ability to enhance the omni-channel experience and leverage the strength of our brand to deepen customer engagement and drive traffic to our stores and online; the impact of the Tax Act; anticipated store openings and store relocations; capital expenditures; and share repurchases.

Factors that could cause actual results to differ materially from those expressed or implied in any forward-looking statements include, but are not limited to: changes in consumer discretionary spending; our eCommerce platform not producing the anticipated benefits within the expected time-frame or at all; the streamlining of the Company’s vendor base and execution of the Company’s new merchandising strategy not producing the anticipated benefits within the expected time-frame or at all; the amount that we devote to strategic investments and the timing and success of those investments; the integration of strategic acquisitions being more difficult, time-consuming, or costly than expected; inventory turn; changes in the competitive market and competition amongst retailers, including an increase in promotional activity; changes in consumer demand or shopping patterns and our ability to identify new trends and have the right trending products in our stores and on our website; changes in existing tax, labor and other laws and regulations, including those changing tax rates and imposing new taxes and surcharges; limitations on the availability of attractive retail store sites; omni-channel growth; unauthorized disclosure of sensitive or confidential customer information; risks relating to our private brand offerings and new retail concepts; website downtime, disruptions or other problems with our eCommerce platform, including interruptions, delays or downtime caused by high volumes of users or transactions, deficiencies in design or implementation, or platform enhancements; disruptions or other problems with our information systems; factors affecting our vendors, including supply chain and currency risks; talent needs and the loss of Edward W. Stack, our Chairman and Chief Executive Officer; developments with sports leagues, professional athletes or sports superstars; weather-related disruptions and seasonality of our business; and risks associated with being a controlled company.

For additional information on these and other factors that could affect our actual results, see our risk factors, which may be amended from time to time, set forth in our filings with the Securities and Exchange Commission ("SEC"), including our most recent Annual Report filed with the SEC on March 24, 2017. The Company disclaims and does not undertake any obligation to update or revise any forward-looking statement in this press release, except as required by applicable law or regulation. Forward-looking statements included in this release are made as of the date of this release.

About DICK'S Sporting Goods, Inc.

Founded in 1948, DICK'S Sporting Goods, Inc. is a leading omni-channel sporting goods retailer offering an extensive assortment of authentic, high-quality sports equipment, apparel, footwear and accessories. As of February 3, 2018, the Company operated more than 715 DICK'S Sporting Goods locations across the United States, serving and inspiring athletes and outdoor enthusiasts to achieve their personal best through a blend of dedicated associates, in-store services and unique specialty shop-in-shops dedicated to Team Sports, Athletic Apparel, Golf, Lodge/Outdoor, Fitness and Footwear.

Headquartered in Pittsburgh, PA, DICK’S also owns and operates Golf Galaxy and Field & Stream specialty stores, as well as DICK’S Team Sports HQ, an all-in-one youth sports digital platform offering free league management services, mobile apps for scheduling, communications and live scorekeeping, custom uniforms and fan wear and access to donations and sponsorships. DICK'S offers its products through a content-rich eCommerce platform that is integrated with its store network and provides customers with the convenience and expertise of a 24-hour storefront.  For more information, visit the Press Room or Investor Relations pages at dicks.com.

Contacts:
Investor Relations:
Nate Gilch, Director of Investor Relations
DICK'S Sporting Goods, Inc.
investors@dcsg.com
(724) 273-3400

Media Relations:
(724) 273-5552 or press@dcsg.com

###

DICK'S SPORTING GOODS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME - UNAUDITED
(In thousands, except per share data)

	14 Weeks Ended		13 Weeks Ended
	February 3, 2018	% of Sales (1)	January 28, 2017	% of Sales (1)

Net sales	$2,664,122	100.00%	$2,483,433	100.00%
Cost of goods sold, including occupancy and distribution costs	1,888,269	70.88	1,763,669	71.02

GROSS PROFIT	775,853	29.12	719,764	28.98

Selling, general and administrative expenses	596,856	22.40	575,573	23.18
Pre-opening expenses	682	0.03	5,977	0.24

INCOME FROM OPERATIONS	178,315	6.69	138,214	5.57

Interest expense	1,728	0.06	1,843	0.07
Other income	(3,694)	(0.14)	(6,649)	(0.27)

INCOME BEFORE INCOME TAXES	180,281	6.77	143,020	5.76

Provision for income taxes	64,330	2.41	52,832	2.13

NET INCOME	$115,951	4.35%	$90,188	3.63%

EARNINGS PER COMMON SHARE:
Basic	$1.11		$0.82
Diluted	$1.11		$0.81

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	104,052		110,397
Diluted	104,669		111,644

Cash dividend declared per share	$0.17000		$0.15125

(1) Column does not add due to rounding

DICK'S SPORTING GOODS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME - UNAUDITED
(In thousands, except per share data)

	53 Weeks Ended		52 Weeks Ended
	February 3, 2018	% of Sales (1)	January 28, 2017	% of Sales (1)

Net sales	$8,590,472	100.00%	$7,921,981	100.00%
Cost of goods sold, including occupancy and distribution costs	6,101,412	71.03	5,556,198	70.14

GROSS PROFIT	2,489,060	28.97	2,365,783	29.86

Selling, general and administrative expenses	1,982,363	23.08	1,875,643	23.68
Pre-opening expenses	29,123	0.34	40,286	0.51

INCOME FROM OPERATIONS	477,574	5.56	449,854	5.68

Interest expense	8,047	0.09	5,856	0.07
Other income	(31,810)	(0.37)	(14,424)	(0.18)

INCOME BEFORE INCOME TAXES	501,337	5.84	458,422	5.79

Provision for income taxes	177,892	2.07	171,026	2.16

NET INCOME	$323,445	3.77%	$287,396	3.63%

EARNINGS PER COMMON SHARE:
Basic	$3.02		$2.59
Diluted	$3.01		$2.56

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	106,977		111,095
Diluted	107,586		112,216

Cash dividends declared per share	$0.680		$0.605

(1) Column does not add due to rounding

DICK'S SPORTING GOODS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS - UNAUDITED
(Dollars in thousands)

	February 3, 2018	January 28, 2017
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$101,253	$164,777
Accounts receivable, net	60,107	75,199
Income taxes receivable	4,433	2,307
Inventories, net	1,711,103	1,638,632
Prepaid expenses and other current assets	129,189	114,763
Total current assets	2,006,085	1,995,678

Property and equipment, net	1,677,340	1,522,574
Intangible assets, net	136,587	140,835
Goodwill	250,476	245,059
Other assets:
Deferred income taxes	13,639	45,927
Other	119,812	108,223
Total other assets	133,451	154,150
TOTAL ASSETS	$4,203,939	$4,058,296

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$843,075	$755,537
Accrued expenses	354,181	384,210
Deferred revenue and other liabilities	212,080	203,788
Income taxes payable	10,476	53,234
Current portion of other long-term debt and leasing obligations	5,202	646
Total current liabilities	1,425,014	1,397,415
LONG-TERM LIABILITIES:
Other long-term debt and leasing obligations	60,084	4,679
Deferred income taxes	10,232	—
Deferred revenue and other liabilities	767,108	726,713
Total long-term liabilities	837,424	731,392
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
Common stock	783	856
Class B common stock	247	247
Additional paid-in capital	1,177,778	1,130,830
Retained earnings	2,205,651	1,956,066
Accumulated other comprehensive loss	(78)	(132)
Treasury stock, at cost	(1,442,880)	(1,158,378)
Total stockholders' equity	1,941,501	1,929,489
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$4,203,939	$4,058,296

DICK'S SPORTING GOODS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS - UNAUDITED
(Dollars in thousands)

	Fiscal Year Ended
	February 3, 2018	January 28, 2017
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$323,445	$287,396
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	237,651	233,834
Deferred income taxes	42,453	(45,036)
Stock-based compensation	36,239	33,602
Other non-cash items	5,327	721
Changes in assets and liabilities:
Accounts receivable	(208)	(4,125)
Inventories	(71,751)	(84,733)
Prepaid expenses and other assets	(29,072)	(2,282)
Accounts payable	124,628	59,870
Accrued expenses	13,597	64,469
Income taxes payable / receivable	(39,347)	26,034
Deferred construction allowances	101,712	179,864
Deferred revenue and other liabilities	1,636	19,380
Net cash provided by operating activities	746,310	768,994
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(474,347)	(421,920)
Acquisitions, net of cash acquired	(8,957)	(118,769)
Deposits and purchases of other assets	(2,344)	(9,635)
Net cash used in investing activities	(485,648)	(550,324)
CASH FLOWS FROM FINANCING ACTIVITIES:
Revolving credit borrowings	2,742,800	2,159,600
Revolving credit repayments	(2,742,800)	(2,159,600)
Proceeds from term loan	62,492	—
Payments on other long-term debt and leasing obligations	(2,531)	(588)
Construction allowance receipts	—	—
Proceeds from exercise of stock options	16,558	31,089
Minimum tax withholding requirements	(5,841)	(7,060)
Cash paid for treasury stock	(284,583)	(145,738)
Cash dividends paid to stockholders	(73,099)	(67,972)
(Decrease) increase in bank overdraft	(37,236)	17,393
Net cash used in financing activities	(324,240)	(172,876)
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	54	47
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(63,524)	45,841
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	164,777	118,936
CASH AND CASH EQUIVALENTS, END OF PERIOD	$101,253	$164,777

Store Count and Square Footage

The following represents a reconciliation of beginning and ending stores and square footage for the periods indicated:

Store Count:

	Fiscal 2017			Fiscal 2016
	DICK'S Sporting Goods(1)	Specialty Store Concepts(1)	Total	DICK'S Sporting Goods(1)	Specialty Store Concepts(1)	Total
Beginning stores	676	121	797	644	97	741
Q1 New stores	15	10	25	3	2	5
Q2 New stores	13	—	13	5	—	5
Q3 New stores	15	6	21	27	9	36
Q4 New stores	—	—	—	3	30	33
Closed stores	3	8	11	6	17	23
Ending stores	716	129	845	676	121	797

Relocated stores	7	1	8	9	—	9

Square Footage:
(in millions)

	DICK'S Sporting Goods(1)	Specialty Store Concepts(1)	Total(2)
Q1 2016	34.5	2.4	37.0
Q2 2016	34.6	2.4	37.1
Q3 2016	36.1	2.7	38.8
Q4 2016	36.0	3.2	39.3
Q1 2017	36.8	3.5	40.3
Q2 2017	37.4	3.5	40.9
Q3 2017	38.2	3.7	41.9
Q4 2017	38.0	3.7	41.7

(1)
Includes the Company's Golf Galaxy, Field & Stream and other specialty concept stores. In some markets we operate adjacent stores on the same property with a pass-through for customers. We refer to this format as a "combo store" and include combo store openings within both the DICK'S Sporting Goods and specialty store concept reconciliations, as applicable. As of February 3, 2018, the Company operated 20 combo stores.

(2)	Column may not add due to rounding.

DICK'S SPORTING GOODS, INC.
GAAP to NON-GAAP RECONCILIATIONS - UNAUDITED
(Dollars in thousands, except per share amounts)

	14 Weeks Ended February 3, 2018

	Cost of goods sold	Selling, general and administrative expenses	Income before income taxes	Net income (8)	Earnings per diluted share
GAAP Basis	$1,888,269	$596,856	$180,281	$115,951	$1.11
% of Net Sales	70.88%	22.40%	6.77%	4.35%
Loyalty program enhancement costs (5)	(11,478)	—	11,478	7,231
Litigation contingency (6)	—	(6,592)	6,592	4,153
Non-GAAP Basis	$1,876,791	$590,264	$198,351	$127,335	$1.22
% of Net Sales	70.45%	22.16%	7.45%	4.78%

	53 Weeks Ended February 3, 2018

	Cost of goods sold	Selling, general and administrative expenses	Pre-opening expenses	Other income	Income before income taxes	Net income (8)	Earnings per diluted share
GAAP Basis	$6,101,412	$1,982,363	$29,123	$(31,810)	$501,337	$323,445	$3.01
% of Net Sales	71.03%	23.08%	0.34%	(0.37)%	5.84%	3.77%
Corporate restructuring charge (1)	—	(7,077)	—	—	7,077	4,388
TSA conversion costs (2)	—	—	(3,474)	—	3,474	2,154
Contract termination payment (3)	—	—	—	12,000	(12,000)	(12,000)
Sales tax refund (4)	—	—	—	8,104	(8,104)	(5,024)
Loyalty program enhancement costs (5)	(11,478)	—	—	—	11,478	7,231
Litigation contingency (6)	—	(6,592)	—	—	6,592	4,153
Tax Act impact (7)	—	—	—	—	—	(24)
Non-GAAP Basis	$6,089,934	$1,968,694	$25,649	$(11,706)	$509,854	$324,323	$3.01
% of Net Sales	70.89%	22.92%	0.30%	(0.14)%	5.94%	3.78%

(1)	Severance, other employee-related costs and asset write-downs related to corporate restructuring.

(2)	Costs related to converting former TSA stores.

(3)	Contract termination payment. There was no related tax expense as the Company utilized net capital loss carryforwards that were previously subject to a valuation allowance.

(4)	Multi-year sales tax refund.

(5)	Transition costs incurred to enhance the Company's Scorecard loyalty program.

(6)	Costs related to a litigation contingency.

(7)	Change to blended tax rate for adjustments recorded prior to enactment of the Tax Act.

(8)	The provision for income taxes for Non-GAAP adjustments was calculated at the Company's approximate blended tax rate, unless otherwise noted.

	13 Weeks Ended January 28, 2017

	Cost of goods sold	Selling, general and administrative expenses	Pre-opening expenses	Income before income taxes	Net income (5)	Earnings per diluted share
GAAP Basis	$1,763,669	$575,573	$5,977	$143,020	$90,188	$0.81
% of Net Sales	71.02%	23.18%	0.24%	5.76%	3.63%
Inventory write-down (1)	(46,379)	—	—	46,379	28,755
Non-cash impairment and store closing charge (2)	—	(32,821)	—	32,821	20,349
Non-operating asset impairment (3)	—	(7,707)	—	7,707	4,778
TSA and Golfsmith conversion costs (4)	—	(2,054)	(3,957)	6,011	3,727
Non-GAAP Basis	$1,717,290	$532,991	$2,020	$235,938	$147,797	$1.32
% of Net Sales	69.15%	21.46%	0.08%	9.50%	5.95%

	52 Weeks Ended January 28, 2017

	Cost of goods sold	Selling, general and administrative expenses	Pre-opening expenses	Income before income taxes	Net income (5)	Earnings per diluted share
GAAP Basis	$5,556,198	$1,875,643	$40,286	$458,422	$287,396	$2.56
% of Net Sales	70.14%	23.68%	0.51%	5.79%	3.63%
Inventory write-down (1)	(46,379)	—	—	46,379	28,755
Non-cash impairment and store closing charge (2)	—	(32,821)	—	32,821	20,349
Non-operating asset impairment (3)	—	(7,707)	—	7,707	4,778
TSA and Golfsmith conversion costs (4)	—	(8,545)	(5,102)	13,647	8,461
Non-GAAP Basis	$5,509,819	$1,826,570	$35,184	$558,976	$349,739	$3.12
% of Net Sales	69.55%	23.06%	0.44%	7.06%	4.41%

(1)	Inventory write-down to net realizable value in connection with the Company's new merchandising strategy.

(2)	Included non-cash impairment of store assets and store closing charges primarily related to ten Golf Galaxy stores in overlapping trade areas with former Golfsmith stores.

(3)	Non-cash impairment charge to reduce the carrying value of a corporate aircraft held for sale to its fair market value.

(4)	Costs related to converting former TSA and Golfsmith stores.

(5)	The provision for income taxes for Non-GAAP adjustments was calculated at 38%, which approximated the Company's blended tax rate.

Adjusted EBITDA

Adjusted EBITDA should not be considered as an alternative to net income or any other generally accepted accounting principles measure of performance or liquidity. Adjusted EBITDA, as the Company has calculated it, may not be comparable to similarly titled measures reported by other companies. Adjusted EBITDA is a metric used by the Company that provides a measurement of profitability that eliminates the effect of changes resulting from financing decisions, tax regulations, capital investments and certain non-recurring, infrequent or unusual items.

	14 Weeks Ended	13 Weeks Ended
	February 3, 2018	January 28, 2017
	(dollars in thousands)
Net income	$115,951	$90,188
Provision for income taxes	64,330	52,832
Interest expense	1,728	1,843
Depreciation and amortization	71,130	84,703
EBITDA	$253,139	$229,566
Add: Loyalty program enhancement costs	11,478	—
Add: Litigation contingency	6,592	—
Add: Inventory write-down	—	46,379
Add: Store closing charge	—	9,434
Add: TSA and Golfsmith conversion costs	—	6,011
Adjusted EBITDA, as defined	$271,209	$291,390

% decrease in adjusted EBITDA	(7)%

	53 Weeks Ended	52 Weeks Ended
	February 3, 2018	January 28, 2017
	(dollars in thousands)
Net income	$323,445	$287,396
Provision for income taxes	177,892	171,026
Interest expense	8,047	5,856
Depreciation and amortization	237,651	233,834
EBITDA	$747,035	$698,112
Add: Corporate restructuring charge	6,129	—
Add: TSA and Golfsmith conversion costs	3,474	13,647
Less: Contract termination payment	(12,000)	—
Less: Sales tax refund	(8,104)	—
Add: Loyalty program enhancement costs	11,478	—
Add: Litigation contingency	6,592	—
Add: Inventory write-down	—	46,379
Add: Store closing charge	—	9,434
Adjusted EBITDA, as defined	$754,604	$767,572

% decrease in adjusted EBITDA	(2)%

Reconciliation of Gross Capital Expenditures to Net Capital Expenditures

The following table represents a reconciliation of the Company's gross capital expenditures to its capital expenditures, net of tenant allowances.

	Fiscal Year Ended
	February 3, 2018	January 28, 2017
	(dollars in thousands)
Gross capital expenditures	$(474,347)	$(421,920)
Proceeds from sale-leaseback transactions	—	—
Deferred construction allowances	101,712	179,864
Construction allowance receipts	—	—
Net capital expenditures	$(372,635)	$(242,056)

Fiscal 2017 Net Sales Adjusted for the 53rd Week

Net sales adjusted for the extra week during the 14 and 53 weeks ended February 3, 2018 is presented below to illustrate the impact of the extra week on reported net sales in comparison to reported results for the 13 and 52 weeks ended January 28, 2017.

	Period Ended February 3, 2018
	14 Weeks	53 Weeks
	(dollars in thousands)
Net sales	$2,664,122	$8,590,472
Less: 53rd week net sales	(105,425)	(105,425)
Adjusted net sales	$2,558,697	$8,485,047